United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Performance Cash Award Grant Agreement

United States Steel Corporation, a Delaware Corporation (herein called the “Corporation”), grants to the employee of the employing company identified below (the “Participant”) a Performance Cash Award representing the right to receive a specified amount set forth below:

Name of Participant:	PARTICIPANT NAME

Name of Employing Company	(the company recognized by the Corporation
on Date Hereof:	as employing the Participant)

Target Amount:	SPECIFY TARGET AMOUNT

Performance Period:	January 1, 2017 through December 31, 2019

Performance Goals:	(See Exhibit A, attached)

Date of Grant:	GRANT DATE

By accepting this Award in any manner prescribed by the Corporation, the Participant agrees that (1) this Performance Cash Award is subject to and governed by the terms and conditions of the Corporation’s 2016 Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”) , and the terms and conditions contained herein (the “Agreement”), including the special provisions for the Participant’s country of residence, if any, attached hereto as Exhibit B, (2) he or she has reviewed the Plan and the Agreement in their entirety and (3) he or she has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands all provisions of the Plan and the Agreement

United States Steel Corporation

By:_______________________
Authorized Officer

Terms and Conditions

1.    Performance Cash Award: The Performance Period for purposes of determining whether the Performance Goal has been met shall be the three-year period beginning on January 1, 2017, and ending on December 31, 2019. The Performance Goal for purposes of determining whether, and the extent to which, the Performance Cash Award is earned and payable is set forth in Exhibit A to this Agreement. Exhibit A is incorporated by reference herein. Subject to the provisions of this Agreement, this Performance Cash Award shall become payable, if and to the extent earned, following the Committee’s determination and certification after the end of the Performance Period, as to whether and the extent to which the Performance Goal has been achieved; provided that the Committee retains no discretion to reduce or increase Performance Cash Awards that become payable as a result of performance measured against the Performance Goals.

2.    Payment of Award: If and to the extent that the Performance Cash Award is vested, earned and payable, the Corporation shall cause a cash payment to be made to the Participant in the amount determined and certified by the Committee to be payable pursuant to paragraph 1 hereof; provided, however, that, pursuant to Section 5.05 of the Plan, the Committee may provide for payment of the Performance Cash Award in shares of the Corporation’ common stock (“Shares”), or any combination thereof, as determined by the Committee in its sole discretion. Payment shall be made following the end of the Performance Period, and in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends, except as otherwise provided in Section 11.

3.    Transferability: The Participant shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Cash Award and the right to receive any payment hereunder, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Performance Cash Award or amounts payable hereunder prior to the payment, if at all, of any amounts that may be payable hereunder shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.

4.    Change in Control: Notwithstanding anything to the contrary stated herein, in the case of a Change in Control of the Corporation, (a) the Performance Period shall automatically end, (b) the performance for the abbreviated Performance Period calculated as set forth below shall be measured against the established Performance Goals, the performance criteria shall be deemed satisfied only to the extent the performance for the abbreviated Performance Period calculated as set forth below was achieved (the “Achieved Performance Cash Award”), and the balance of the Performance Cash Award, if any, shall be forfeited, and (c) the Achieved Performance Cash Award shall remain subject to forfeiture until the third anniversary of the Date of Grant if the Participant’s employment is terminated after the Change in Control but before the third anniversary of the Date Grant; provided, however, notwithstanding Section 5, (i) ) if the Participant’s employment is terminated by the Corporation other than for Cause or is terminated voluntarily by the Participant for Good Reason in the case of participants designated as executive management at the time of the Change in Control (“Executive Management”), within 24 months following a Change in Control, then, except as otherwise determined by the Corporation if the Participant is not Executive Management, the Achieved Performance Cash Award shall not be forfeited upon such Termination; rather, the Achieved Performance Cash Award shall vest immediately upon the termination, (ii) if the Participant’s employment is terminated by reason of death, due to the Participant becoming Disabled, or following attainment of Normal Retirement Age, then the Achieved Performance Cash Award shall not be forfeited upon such death or Disability; rather, the Achieved Performance Cash Award shall vest immediately upon such Termination, and (iii) if the Participant’s employment is terminated following attainment of Early Retirement Age, then a prorated portion of the Achieved Performance Cash Award will vest, based upon the number of complete months worked during the original Performance Period in relation to the number of whole months

February 2017

in the original Performance Period and the remainder shall be forfeited. In calculating the performance for the abbreviated Performance Period and the Achieved Performance Cash Award, the ROCE for the year in which the Change in Control occurs shall be determined as the combination of the ROCE (x) actually achieved through the business day immediately preceding the closing date of the Change in Control and (y) measured at target for the period from the Change in Control through the end of the year in which the Change in Control occurs (applying the target ROCE for the year pro-rata over the number of whole and partial months remaining in the year).  In the event the Change in Control occurs in the first year of the Performance Period, the ROCE as so calculated for the year in which the Change in Control occurs shall be the ROCE for the abbreviated Performance Period.  In the event the Change in Control occurs in the second year of the Performance Period, the weighted average ROCE shall be calculated for the years in the abbreviated Performance Period using a weighting of 40% for the actual ROCE achieved in the first year of the Performance Period and 60% for the ROCE as so calculated for the year in which the Change in Control occurs. In the event the Change in Control occurs in the third year of the Performance Period, the weighted average ROCE shall be calculated for the years in the abbreviated Performance Period using a weighting of 20% for the actual ROCE achieved in the first year of the Performance Period, 30% for the actual ROCE achieved in the second year of the Performance Period, and 50% for the ROCE as so calculated for the year in which the Change in Control occurs.

5.    Vesting: To vest in this Performance Cash Award, the Participant must continue as an active employee of an Employing Company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the following:

a)	In the event of a Termination of the Participant’s employment due to death or becoming Disabled, the Performance Cash Award will become vested in accordance with the following Schedule:

Termination	Vested Parentage
During First Year of Performance Period	0%
During Second Year of Performance Period	50%
During Third Year of Performance Period	100%

b)	The Performance Cash Award will immediately vest upon the Participant’s attainment of Normal Retirement Age.

c)
The Performance Cash Award will vest based upon the number of complete months worked by the Participant during the Performance Period, in the event of a Participant’s termination of employment during the Performance Period on or after attainment of Early Retirement Age or under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation.

d)
The Performance Cash Award will be forfeited automatically upon any other Termination of employment (including but not limited to any voluntary termination by the Participant or any Termination by the Corporation or the Employing Company for Cause or without Cause) prior to the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, such forfeiture being without consideration or without further action required of the Corporation or Employing Company.

6.    Termination of Employment: Notwithstanding any other terms or conditions of the Plan or this Agreement to the contrary, in the event of the Participant’s Termination of employment, regardless of the reasons for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of Participant’s employment agreement, if any, the Participant’s rights under this Agreement will terminate effective as of the date that the Participant is no longer actively employed by an Employing Company and will not be extended by any notice period. For purposes of the Performance Cash Award, active employment does not include any contractual period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Performance Cash Award.

7.    Recoupment: Notwithstanding anything in the Plan or this Agreement to the contrary, this Performance Cash Award and all amounts that may be paid or payable hereunder shall be subject to all recoupment provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any recoupment policies or provisions not required by law, in whole or in part, to the extent necessary or advisable to comply with applicable local laws, as determined by the Committee.

8.    Interpretation and Amendments: This Performance Cash Award and the payment of all amounts hereunder are subject to, and shall be administered in accordance with, the provisions of the Plan as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Participant, affect the rights of the Participant under this Performance Cash Award in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Performance Cash Award or that is necessary to comply with other laws shall not be considered as affecting the Participant’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan. In the event of a conflict between the Plan and this Agreement , unless this Agreement specifies otherwise, the Plan shall control.

9.    Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable laws, whether U.S. origin or otherwise.

10.    Acceptance of Performance Cash Award: The Performance Cash Award shall not be payable unless it is accepted by the Participant and notice of such acceptance is received by the Corporation.

11.    Withholding Taxes: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the Performance Cash Award, including the grant, vesting, or settlement of the Performance Cash Award or the subsequent sale of Shares (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Performance Cash Award or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the date of this Performance Cash Award and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items of the Corporation and/or the Employing Company. In this regard, the Participant shall pay any Tax-Related Items directly to the Corporation or the Employing Company in cash upon request. In addition, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods (to the extent applicable): (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from cash payable pursuant to this Performance Cash Award or the proceeds of the sale of Shares that may be issued upon payment of the Performance Cash Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares that may be issued upon payment of the Performance Cash Award. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.

To the extent the Performance Cash Award is paid in Stock, to avoid negative accounting treatment, the Corporation may in its discretion limit withholding of Shares or account for Tax-Related Items by considering only the applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds Shares at a rate other than the minimum statutory rate, such as the maximum withholding rate, then to the extent the Corporation determines appropriate to avoid negative accounting, it may refund any over-withheld amount in cash and the Participant will have no entitlement to any Share equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the Performance Cash Award, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Performance Cash Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company any amount of Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. The Participant understands that no Shares or proceeds from the sale of Shares shall be delivered to Participant, notwithstanding the vesting of the Performance Cash Award, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.

Notwithstanding anything in this Section 11 to the contrary, if the Performance Cash Award is considered nonqualified deferred compensation and is paid in Shares, the fair market value of the Shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.

It is the intent that the vesting or the payments of this Performance Cash Award shall either qualify for exemption from or comply with the requirements of Section 409A of the Code (“Section 409A”), and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of the Performance Cash Award provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of Performance Cash Awards provided under this Agreement. In the event that any payment to a U.S. taxpayer or Participant otherwise subject to U.S. taxation, with respect to a Performance Cash Award is considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Participant’s termination if the Participant is a “specified employee” under Section 409A of the Code upon his separation from service.

12.    Nature of the Performance Cash Award: Nothing herein shall be construed as giving Participant any right to be retained in the employ of an Employing Company or affect any right that the Employing Company may have to terminate the employment of such Participant. Further, by accepting this Performance Cash Award, the Participant acknowledges that:

a)
the Plan is established voluntarily by the Corporation, they are discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;

b)
the grant of the Performance Cash Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Cash Awards, or benefits in lieu of Performance Cash Awards, even if Performance Cash Awards have been granted in the past;

c)	all decisions with respect to future Performance Cash Award grants, if any, will be at the sole discretion of the Committee;

d)	the Participant is voluntarily participating in the Plan;

e)
the Performance Cash Award and any cash or Shares that may be paid pursuant to the Performance Cash Award are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant’s employment contract, if any;

f)
the Performance Cash Award and any cash or any Shares that may be paid subject to the Performance Cash Award are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

g)	the Performance Cash Award and any cash or any Shares that may be paid subject to the Performance Cash Award are not intended to replace any pension rights or compensation;

h)
the grant of the Performance Cash Award will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

i)	the future value of the Shares or the amount of cash that may be paid pursuant to the Performance Cash Award is unknown, indeterminable and cannot be predicted with certainty;

j)
no claim or entitlement to compensation or damages arises from forfeiture of the Performance Cash Award resulting from termination of the Participant’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Performance Cash Award to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k)
it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of any Shares that may be paid pursuant the Performance Cash Award;

l)
the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of any Shares that may be issued pursuant to the Performance Cash Award;

m)	the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

n)
unless otherwise provided in the Plan, or by the Corporation in its discretion, the Performance Cash Award and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Cash Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and

o)	the following provisions apply only if the Participant is providing services outside the United States:

i)	the Performance Cash Award and any cash or Shares paid pursuant to the Performance Cash Award are not part of normal or expected compensation for any purpose; and

ii)
the Participant acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Performance Cash Award or of any amounts due to the Participant pursuant to the settlement of the Performance Cash Award or the subsequent sale of any Shares acquired upon settlement.

13.    Data Privacy: The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Employing Company and the Corporation hold certain personal information about the Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Performance Cash Awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Participant acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different, including less stringent, data privacy laws and protections than the Participant’s country. The Participant understands that Corporation may transfer Participant's Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in Participant's country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the Performance Cash Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant further understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment status or service and career with the Employing Company will not be adversely affected. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Performance Cash Award or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

14.    Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

15.    Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

16.    Language: If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.    Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

18.    Exhibit B: Notwithstanding any provisions in this Agreement, the Performance Cash Award shall be subject to any special terms and conditions set forth in Exhibit B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of this Agreement.

19.    Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that, depending on the Participant's country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., Performance Cash Awards) under the Plan during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Participant's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation.  The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

20.    Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Cash Award and on any cash that may be paid or Shares that may be acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.    Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

22.    Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

23.    Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:

a)
“Early Retirement Age” shall mean the Participant’s (1) attainment of age 55 and completion of ten (10) years of service with the Corporation or an Employing Company, or (2) completion of thirty (30) years of service with the Corporation or an Employing Company.

b)
“Normal Retirement Age” shall mean, with respect only to a Participant who is a U.S. employee and is not a participant in the United States Steel Corporation Supplemental Pension Program, the later of (1) six (6) months following the Date of Grant, or (2) the earlier of (i) attainment of age 65, or (ii) attainment or age 60 and completion of five (5) years of service with the Corporation or an Employing Company.

c)
“Termination” shall mean the applicable employee’s termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a “separation from service” under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Participant is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).

EXHIBIT A

Performance Goals for Performance Period

			Threshold	Target	Maximum
Performance Goal	U. S. Steel Return on Capital Employed
Payment Levels	% of Target Amount	0%	50%	100%	200%

Payout Calculation. Return on Capital Employed (“ROCE”) determined by the Committee for the Performance Period shall be weighted 20% for the ROCE achieved in the first year of the Performance Period, 30% for the ROCE achieved in the second year of the Performance Period and 50% for the ROCE achieved in the third year of the Performance Period. Payout shall be based upon a weighted average Return on Capital Employed (“ROCE”), as provided in the chart above over the Performance Period.

(a)	Interpolation will be used to determine actual awards for performance that correlates to an award between threshold and target or target and maximum award levels.

(b)
In calculating the dollar value to be awarded, the Corporation’s annual ROCE for each year of the Performance Period shall be rounded to the nearest decimal place consistent with the number of decimal places approved by the Committee at the time it set the relevant target, rounding up in the case of 5 or more and rounding down in the case of 4 or less. The related payout rate also shall be calculated to the nearest hundredth place using the same rounding procedure. Additionally, the dollar value awarded shall be rounded to the nearest whole dollar.

Return on Capital Employed (ROCE). ROCE shall mean, using a weighted average based on each calendar year of the Performance Period, income or loss from consolidated worldwide operations (including minority interests), divided by consolidated worldwide capital employed (including minority interests) expressed as a percentage.
Income or loss from consolidated worldwide operations (including minority interests) shall mean income or loss from operations as reported in the consolidated statement of operations of United States Steel Corporation for each calendar year of the Performance Period.
Capital employed shall be calculated by using the average of the opening balance at the commencement of each calendar year of the Performance Period, and the balances at the end of each quarter during each calendar year of the Performance Period, of the sum of net fixed assets, inventories, accounts receivable, and equity method investments, less accounts payable.
For purposes of calculating the weighted average ROCE for the Performance Period, the ROCE for the first calendar year of the Performance Period shall be weighted 20%, the ROCE for the second calendar year of the Performance Period shall be weighted 30%, and the ROCE for the third calendar year of the Performance Period shall be weighted 50%.
Adjustments to Return on Capital Employed. For purposes of calculating ROCE for a calendar year within the Performance Period, the following principles shall apply: that if income or loss related to an asset is included in the numerator for any portion of the calendar year within the Performance Period that the related asset’s capital employed shall be included in the denominator for the same portion of the calendar year within the Performance Period (and vice versa) and, similarly, if income or loss related to an asset is excluded from the numerator for any portion of the calendar year within the Performance Period that the related asset’s capital employed shall be excluded from the denominator for the same portion of the calendar year within the Performance Period (and vice versa). The following adjustment provisions shall be made in determining ROCE:

(a)	exclude the gain or loss related to a business disposition or divestiture (whether or not completed during the Performance Period) and all amounts related to a permanent facility shutdown/closure;

(b)	exclude the gain or loss related to an asset sale not made in the ordinary course of business;

(c)	exclude all amounts related to long-lived asset impairments;

(d)	exclude all amounts related to an acquisition or startup (defined as the startup of a previously closed facility or the startup of a new facility);

(e)	exclude all amounts related to workforce reductions and other restructuring charges;

(f)	except for retiree benefits, exclude amounts not allocated to segments; and

(g)	exclude all amounts related to changes in accounting standards and changes in law that affect reported results.
provided, however, none of the above adjustments shall be made to the ROCE calculation to the extent the events or occurrences relating to the adjustments are recognized and/or contemplated in the Corporation’s Business Plan as approved by the Committee for the relevant Performance Period;
provided, further, no adjustment pursuant to any adjustment category shall be made to the extent the total adjustment for such category is less than $10 million;
provided, further, all the above adjustments shall be calculated in accordance with generally accepted accounting principles at the time of calculation to the extent the nature of the adjustment is addressed therein;
provided, further, none of the above adjustments shall be made to the extent the relevant data is not available;
provided, further, the ROCE calculations, including all adjustments thereto, shall be determined at the time the Committee makes its award decisions and in accordance with the reporting requirements applicable to the Corporation’s reports on Forms 10-K; and
provided, further, that no adjustments shall be made that would preclude the payouts hereunder from satisfying the requirements of Section 162(m)(4)(C) of the Internal Revenue Code.

EXHIBIT B

Additional Terms and Conditions of the
United States Steel Corporation
2016 Omnibus Incentive Compensation Plan
Performance Cash Award Agreement

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern the Performance Cash Award granted to the Participant under the Plan if he or she works or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the Performance Cash Award is granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan, and/or the Agreement.

NOTIFICATIONS

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of February 2017. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Participant vests in the Performance Cash Award or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the Performance Cash Award is granted, the information contained herein may not be applicable.

CANADA

TERMS AND CONDITIONS

Securities Law Commitment on Sale of Shares. As a condition of the grant of the Performance Cash Award and the issuance of any Shares that may be paid with respect to the Performance Cash Award, the Participant undertakes to only sell, trade or otherwise dispose of any Shares issued to the Participant in accordance with applicable Canadian securities laws. Under current laws, this means that the Participant will need to sell any Shares using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Participant will not be permitted to sell, trade or otherwise dispose of his or her Shares through the Corporation’s designated U.S. plan broker, Fidelity Investments, unless such sale, trade or disposal can be executed in accordance with applicable securities laws. As legal requirements may be subject to change, Participants are encouraged to seek specific advice about their individual situation before taking any action with respect to Shares issued to them.

By accepting this Performance Cash Award, the Participant expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Participant understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.

The following provisions will apply if the Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, this Exhibit B and all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de l'accord, cette pièce B, y ainsi que de tous documents, avis donnés et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement aux présentes.

Data Privacy. This provision supplements Section 13 of the Agreement:

The Participant hereby authorizes the Corporation and the Employing Company and their respective representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation and any Subsidiary or affiliate and the Committee to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Corporation and any Subsidiary or affiliate to record such information and to keep such information in the Participant’s employee file.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property (e.g., Shares acquired under the Plan and possibly Performance Cash Awards) on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is Participant’s responsibility to comply with these reporting obligations, and Participant is encouraged to consult his or own personal tax advisor in this regard.

SLOVAK REPUBLIC

NOTIFICATIONS

Foreign Assets Reporting Information. If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities such as Shares acquired as provided under the Plan) to the National Bank of Slovakia if the value of the foreign assets exceeds €2,000,000. These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia's website at www.nbs.sk.

Furthermore, if the above preconditions are met (i.e. permanent residence in the Slovak Republic and entrepreneurial activities in addition to the employment), the Participant will be obliged to report certain additional information under Section 34b of Act No. 566/1992 Coll. on National Bank of Slovakia as amended. This information is mostly of general nature and contains personal identification data of the Participant - place and date of birth, birth certificate number, academic degree, etc., as well as telephone and fax number and e-mail address of the Participant, if any.

Securities Disclaimer. The grant of the Performance Cash Award is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Slovak Republic.

UNITED KINGDOM

NOTIFICATIONS

Securities Disclosure. This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Performance Cash Award are exclusively available in the UK to bona fide employees and former employees and any other UK subsidiary of the Corporation.